                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 14a-11(c) or 14a-12

                      PROJECT SOFTWARE & DEVELOPMENT, INC.
                (Name of Registrant as Specified In Its Charter)

                                 NOT APPLICABLE
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                      PROJECT SOFTWARE & DEVELOPMENT, INC.

                            ------------------------
      NOTICE OF SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 28, 1998
                            ------------------------

     Notice is hereby given that a Special Meeting in Lieu of Annual Meeting of Stockholders of Project Software & Development, Inc. (the "Company") will be held at the offices of the Company, 100 Crosby Drive, Bedford, Massachusetts on Thursday, May 28, 1998, beginning at 10:00 A.M., local time, for the following purposes:

     1.  To elect one Class II Director for a three-year term;

     2. To ratify the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the current fiscal year; and

     3. To transact such further business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on Wednesday, April 29, 1998, as the record date for the determination of the stockholders of the Company entitled to notice of, and to vote at, said Meeting and any adjournment thereof. Only stockholders of record on such date are entitled to notice of, and to vote at, said Meeting or any adjournment thereof.

                                            By Order of the Board of Directors,

                                            /s/ Paul D. Birch
                                            PAUL D. BIRCH
                                            Clerk

Bedford, Massachusetts
May 4, 1998

                             YOUR VOTE IS IMPORTANT

         PLEASE SIGN AND RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU
                          PLAN TO ATTEND THE MEETING.

                      PROJECT SOFTWARE & DEVELOPMENT, INC.
                                100 CROSBY DRIVE
                          BEDFORD, MASSACHUSETTS 01730
                                 (781) 280-2000

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

           SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 28, 1998

     This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about May 4, 1998 in connection with the solicitation by the Board of Directors of Project Software & Development, Inc. (the "Company") of proxies to be used at a Special Meeting in Lieu of Annual Meeting of Stockholders of the Company, to be held on Thursday, May 28, 1998, and at any and all adjournments thereof (the "Annual Meeting"). When proxies are returned properly executed, the shares represented will be voted in accordance with the stockholders' directions. Stockholders are encouraged to vote on the matters to be considered. If no choice has been specified by a stockholder with respect to a proposal as to which the Board of Directors has made a recommendation, however, the shares covered by any executed proxy will be voted as indicated in this proxy statement. Any stockholder may revoke his proxy at any time before it has been exercised.

     The Board of Directors of the Company has fixed the close of business on Wednesday, April 29, 1998, as the record date for the determination of the stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record on such date are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on April 15, 1998, there were issued and outstanding 9,935,484 shares of the Company's Common Stock, $.01 par value (the "Common Stock"). Each share of Common Stock outstanding on the record date will be entitled to cast one vote.

                         QUORUM AND TABULATION OF VOTES

     The By-Laws of the Company provide that the holders of a majority of shares of Common Stock issued and outstanding and entitled to vote thereat will constitute a quorum at the Annual Meeting. Shares of Common Stock represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum. In general, votes withheld from any nominee for election as director, abstentions (if applicable) and broker "non-votes" (if applicable) are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A "non-vote" occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     The affirmative vote of a plurality of the shares of Common Stock properly cast at the Annual Meeting will be necessary to elect the Class II Director (Proposal One). The affirmative vote of a majority of the shares of Common Stock properly cast at the Annual Meeting will be necessary to approve the Company's independent accountants (Proposal Two). Abstentions, votes "withheld" from director-nominees, and broker "non-votes" will not be included in calculating the number of votes cast on such Proposals.

     Votes will be tabulated by the Company's transfer agent, BankBoston, N.A. The vote on each matter submitted to stockholders will be tabulated separately.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTOR

     The Company, as a Massachusetts corporation with a class of voting stock registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which elected in 1996 to be subject to relevant provisions of Massachusetts law, has a Board of Directors consisting of five directors, divided into three classes, as nearly equal in size as practicable, referred to as Class I, Class II and Class III.

     The term of Charles S. Jones, the Company's current Class II Director, will expire at the Annual Meeting to be held on March 31, 1998. Mr. Jones has advised the Company that he does not intend to stand for re-election as a director. The terms of the Company's Class III Directors, William G. Nelson and Norman E. Drapeau, Jr., expire at the annual meeting to be held with respect to the Company's 1998 fiscal year. Mr. Drapeau was elected by the Board of Directors as a Class III Director in January 1998, to fill a vacancy created by the resignation of Michael D. Marvin as a Class III Director of the Company. The terms of the Company's Class I Directors, David M. Sample and Robert L. Daniels, will expire at the annual meeting to be held with respect to the end of the 1999 fiscal year. The Directors in each Class serve for a term of three years and until their successors are duly elected and qualified. As the term of one Class expires, a successor director or directors for that Class are elected at the annual meeting of stockholders for that year.

NOMINATION OF ALAN L. STANZLER

     Robert L. Daniels, a stockholder and director of the Company, has notified the Company in writing that he intends to nominate Alan L. Stanzler for election as a Class II Director at the Annual Meeting. For information concerning Mr. Stanzler, see "Directors and Executive Officers." Mr. Stanzler has not been nominated by the Board of Directors of the Company. However, the Board of Directors has not nominated any other person for election as a Class II Director at the Annual Meeting to fill the vacancy created by the expiration of the term of Mr. Jones, and has determined that Mr. Daniels' nomination of Mr. Stanzler at the Annual Meeting would be permissible under provisions of the Company's by-laws requiring advance notice of stockholder nominations. The Board of Directors does not intend to solicit proxies in opposition to the election of Mr. Stanzler. However, stockholders' shares will be voted in favor of the election of Mr. Stanzler only if stockholders specify that choice on the enclosed proxy card. See "Voting of Proxies."

BACKGROUND OF NOMINATION

     Company Exploration of Strategic Alternatives. In November 1997, the Board of Directors of the Company engaged NationsBanc Montgomery Securities L.L.C., an investment banking firm ("Montgomery"), to assist the Company in exploring and evaluating various strategic alternatives for maximizing value to the Company's stockholders, including, without limitation, by seeking to identify potential buyers for the Company. The Board appointed a special committee, consisting of Messrs. Sample and Jones (the "Special Committee"), to supervise the efforts of Montgomery and report to the Board. The Company also engaged Piper Jaffray Inc. to assist the Company in implementing an alternative strategy to increase shareholder value through selective acquisitions by the Company. Pursuant to this initiative, the Company in February 1998 announced that it had acquired Applied Resource Management Group, an Internet-based electronic commerce network providing supply chain management capabilities for the maintenance management market. Meanwhile, between November 1997 and March 1998, Montgomery initiated discussions on a confidential basis with a number of companies to explore their possible interest in a business combination with the

Company. Executives of the Company also held confidential discussions with executives of certain of the companies identified by Montgomery. The confidentiality of all these exploratory efforts was believed by the Board to be of critical importance, as their premature disclosure could both disrupt pending discussions with interested parties as well as jeopardize the Company's relations with customers, employees and other parties.

     Daniels Exchange Act Filings. Robert L. Daniels is a director of the Company, and the beneficial owner of approximately 32% of the Company's outstanding Common Stock. Mr. Daniels founded the Company in 1968 and served as its Chief Executive Officer and Chairman of the Board until his resignation from those positions in August 1996.

     On November 25, 1997, Mr. Daniels, individually and as a trustee of the 1996 Daniels Voting Trust, together with Susan H. Daniels, his former spouse, filed Amendment No. 3 to a report on Schedule 13D previously filed by them (the "Schedule 13D") with the Securities and Exchange Commission (the "SEC"). In the November 25, 1997 filing, Mr. and Mrs. Daniels stated that they "would support a sale of the Company at an appropriate premium over the current market prices for its shares as being in the stockholders' best interests," and that they expected to speak to others about the possible sale of the Company. Mr. Daniels also stated that he intended "to nominate a candidate for election to the Company's Board of Directors at the next annual meeting who supports Mr. Daniels' position regarding sale of the Company at a premium price."

     On December 8, 1997, Mr. Daniels notified the Company of his intent to nominate Alan L. Stanzler for election as a director at the Company's next annual meeting of stockholders. Mr. Daniels' notification was given pursuant to, and in compliance with, Section 4.3 of the by-laws of the Company, which sets forth required notice procedures for stockholder proposals concerning nominations for election of directors. On December 10, 1997, the Schedule 13D previously filed with the SEC on behalf of Mr. Daniels was amended to add Mr. Stanzler, individually and as a trustee of certain trusts for the benefit of Mr. Daniels' children, as a reporting person. The December 10, 1997 Schedule 13D filing disclosed Mr. Daniels' intention to nominate Mr. Stanzler for election as a director, and Messrs. Daniels' and Stanzler's intention to solicit proxies in support of Mr. Stanzler's nomination. The December 10, 1997 filing also stated that "Upon election as a director, Mr. Stanzler intends to support Mr. Daniels' efforts to seek purchasers of the Company at a price above current market prices."

     On January 14, 1998, Mr. Daniels filed with the SEC preliminary proxy materials relating to the solicitation by Mr. Daniels of proxies for the election of Mr. Stanzler as a director at the Company's 1998 annual meeting of stockholders. Mr. Daniels' preliminary proxy materials did not provide an explanation for his nomination of Mr. Stanzler or any statement concerning Mr. Stanzler's intentions as a director.

     Agreement Concerning Proxy Solicitation. After a series of discussions among Mr. Daniels, the other members of the Company's Board of Directors and the Company's management, the Board of Directors concluded that a proxy fight over the election of Mr. Stanzler as a Class II director would be damaging to the Company's business and was not in the best interest of the Company and its stockholders. The Board determined that it would not nominate a candidate to fill the vacancy being created by the expiration of the term of Mr. Jones, that it would include Mr. Daniels' proposal to nominate and elect Mr. Stanzler as a Class II director in the Company's proxy statement for the Annual Meeting, and that management would not solicit proxies opposing the election of Mr. Stanzler.

     On February 11, 1998, Mr. Daniels entered into an agreement with the Board of Directors pursuant to which, in consideration of the Board's agreement to include Mr. Daniels' proposal to nominate Mr. Stanzler in the Company's own proxy materials, and not to nominate a candidate for election to fill the vacancy created by the expiration of the term of Mr. Jones or to solicit proxies in opposition to Mr. Stanzler, Mr. Daniels agreed to withdraw his preliminary proxy materials and not to solicit proxies for the Annual Meeting.

     In this agreement, Mr. Daniels also acknowledged that he had been advised that the steps being taken by the Company to explore its strategic alternatives, including its engagement of Montgomery, constituted confidential, proprietary information of the Company ("Strategic Information") disclosure of which could cause substantial damage to the interests of the Company and its stockholders. Mr. Daniels, without accepting that characterization of the Strategic Information, agreed to maintain the confidentiality of the Strategic Information for a period of six months.

     Termination of Montgomery Engagement. On February 26, 1998, Montgomery provided to the Board of Directors a written report summarizing its efforts to date, and on March 17, 1998, the Special Committee and other members of the Board, including Mr. Daniels, participated in a telephone conference call with representatives of Montgomery to review this report, the steps taken by Montgomery to identify a potential acquiror and the discussions that had taken place between Montgomery, Company management, and certain potentially interested parties. The full Board of Directors of the Company then met on March 20, 1998. After considering the process undertaken by Montgomery and the Company's management, the responses received to date by Montgomery to its inquiries, and the financial terms and sources of the expressions of interest received by the Company, the Board determined that it was not in the best interest of the Company's stockholders at such time to pursue further discussions with any of the parties that had expressed interest in a possible acquisition of the Company. Concluding that at such time stockholders' interest would be better served by the Company's concentrating its efforts on continued revenue and earnings growth rather than further exploration of potential strategic combinations, the Board directed Montgomery to discontinue its efforts to identify potential acquirors for the Company and voted, with Mr. Daniels dissenting, to formally terminate its engagement of Montgomery.

NO RECOMMENDATION BY THE BOARD OF DIRECTORS

     The Schedule 13D filings referred to above and Mr. Daniels' preliminary proxy materials disclose that Mr. Stanzler is the trustee of three trusts for the benefit of Mr. Daniels' children. The Board of Directors also believes that Mr. Stanzler has for many years acted as Mr. Daniels' personal lawyer. The SEC filings referred to above disclose that Mr. Daniels on December 8, 1997 granted to Mr. Stanzler a stock appreciation right ("SAR") with respect to 14,000 shares of the Company's Common Stock owned by Mr. Daniels. The SAR entitles Mr. Stanzler to receive from Mr. Daniels any appreciation in the value of such shares over the $20 per share strike price specified in the SAR. Mr. Daniels has also agreed to indemnify Mr. Stanzler in connection with claims arising out of his consent to be nominated as a director and to finance Mr. Stanzler's expenses in connection with his efforts to be elected a director of the Company.

     If nominated at the Annual Meeting, Mr. Stanzler will be the nominee of Mr. Daniels and not of the Board of Directors. The Company has no direct knowledge concerning Mr. Stanzler's intentions as a director or Mr. Daniels' reasons for nominating him, other than the limited disclosures referred to above in Messrs. Daniels' and Stanzler's SEC filings. The Board believes, however, that Mr. Stanzler's personal association and financial relationship with Mr. Daniels raise substantial questions concerning the potential for conflict between Mr. Stanzler's loyalty to the personal objectives of Mr. Daniels and the exercise by Mr. Stanzler of independent judgment on behalf of all the stockholders of the Company. The Board believes that Mr. Stanzler's unqualified statement of support for Mr. Daniels' public announcement of his intent to seek a purchaser for the Company, in the face of the Board's determination that the exploration of the Company's strategic alternatives should be conducted on a confidential basis, and before such exploration had been completed, raises further questions concerning Mr. Stanzler's impartiality. In these circumstances, the Board concluded that stockholders should be permitted to reach their own conclusions concerning the suitability of Mr. Stanzler to represent their interests and that it was inappropriate for the Board to make a recommendation for or against the election of Mr. Stanzler. The Board accordingly makes no such recommendation.

VOTING OF PROXIES

     If Mr. Stanzler is nominated at the Annual Meeting by Mr. Daniels, and if stockholders so instruct, proxies in the accompanying form will be voted in favor of electing Mr. Stanzler as a Class II Director, to hold office until the annual meeting to be held with respect to the 2000 fiscal year and until his successor is elected and qualified or until he sooner dies, resigns, is removed or becomes disqualified. If no choice is specified by a stockholder on the enclosed proxy, the shares represented will be WITHHELD from Mr. Stanzler.

     Mr. Stanzler has agreed to serve if nominated and elected. In the event that Mr. Stanzler is not nominated, or is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for such other nominee as is then designated by the Board.

     THE BOARD OF DIRECTORS NEITHER RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALAN
L. STANZLER AS A CLASS II DIRECTOR NOR RECOMMENDS THAT THEY WITHHOLD AUTHORITY TO ELECT MR. STANZLER. THE BOARD OF DIRECTORS DOES, HOWEVER, URGE STOCKHOLDERS TO COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY TO THE COMPANY IN ORDER THAT THEIR SHARES MAY BE REPRESENTED AT THE ANNUAL MEETING.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The directors, expected nominee for director and executive officers of the Company are as follows:

              NAME                AGE                               POSITION
              ----                ---                               --------
David M. Sample.................  49    President, Chief Executive Officer and Chairman of the Board of
                                        Directors -- Class I
Paul D. Birch...................  39    Executive Vice President -- Finance and Administration, Chief
                                        Financial Officer and Treasurer
Norman E. Drapeau, Jr...........  37    Executive Vice President, Chief Operating Officer and Director --
                                        Class III
John W. Young...................  45    Executive Vice President -- Research and Development
Robert L. Daniels...............  56    Director -- Class I
Charles S. Jones(1)(2)..........  49    Director -- Class II
William G. Nelson(1)(2).........  63    Director -- Class III
Alan L. Stanzler................  54    Expected nominee as Class II Director

---------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     DAVID M. SAMPLE joined the Company as Chairman of the Board of Directors, President and Chief Executive Officer on February 24, 1997. From 1986 to 1997, Mr. Sample held various positions with Hyperion Software Corp., most recently as senior vice president of international operations and North American sales. During 1995 Mr. Sample was in charge of Hyperion's Pillar Software subsidiary and, prior to that, served as senior vice president and general manager of Hyperion's United Kingdom business.

     PAUL D. BIRCH joined the Company in 1991 as Vice President, Finance, was appointed Vice President, Finance and Administration in 1992 and Executive Vice President - Finance and Administration in 1996.

Since 1992 he has been the Chief Financial Officer of the Company, and since 1993 has held the additional office of Treasurer.

     NORMAN E. DRAPEAU, JR. joined the Company in 1982 as an applications analyst. Since that time, he has held various positions with the Company, including, from 1984 to 1987, that of Manager of Customer Support and from 1989 through 1991, that of Director, Product Marketing. In 1991, Mr. Drapeau was appointed Vice President, Corporate Marketing, in 1992 was appointed Vice President - Americas and in July 1996 was appointed Executive Vice President - Worldwide Sales and Marketing, serving in that capacity until January 1998. In January 1998, Mr. Drapeau was appointed Executive Vice President and Chief Operating Officer and was also elected a director of the Company.

     JOHN W. YOUNG originally joined the Company in 1985 and served until 1988 as MAXIMO Product Manager. From 1988 to 1992, Mr. Young was Vice President of Sales of Comac Systems Corporation, a software application company. In 1992 he rejoined the Company as Director of MAXIMO Product Design, was appointed Vice President - Research and Development of the Company in 1995 and was appointed Executive Vice President - Research and Development of the Company in February, 1998.

     ROBERT L. DANIELS founded the Company in 1968 and has been a director since that time. Mr. Daniels served as Chairman of the Board and Chief Executive Officer from 1968 to 1996 and as President from 1968 to 1995.

     CHARLES S. JONES has been a director of the Company since 1994. Since 1991, Mr. Jones has been Chairman and Chief Executive Officer of First Funding Corporation, an investment banking advisory company. Since September 1997, Mr. Jones has been a director of GEAC Computer Corporation Limited, a producer of computer hardware and software. Mr. Jones also is a director of Farrel Corporation, a global manufacturer of polymer processing equipment for the rubber and plastic industry. Mr. Jones also serves as a director of a number of privately-held companies.

     WILLIAM G. NELSON has been a director of the Company since 1994. Since 1996, Mr. Nelson has been Chairman of the Board and Chief Executive Officer of GEAC Computer Corporation Limited. From 1995 until 1996, Mr. Nelson was Chairman and Chief Executive Officer of HarrisData, a developer and licensor of application software. Mr. Nelson served as President and Chief Executive Officer of Pilot Software, Inc. from 1991 to 1994. Mr. Nelson also is a director of Manugistics, Inc. and serves as a director of a number of privately-held companies.

     ALAN L. STANZLER is expected to be nominated by Robert L. Daniels for election as a Class II Director at the Annual Meeting. Mr. Stanzler served as a director of the Company from 1992 to 1994, and as Clerk of the Company from 1990 to 1996. Since 1995, Mr. Stanzler has been a member of the law firm of Davis, Malm & D'Agostine, P.C., and from 1978 until 1995 he was a partner in the law firm of Finnegan & Stanzler, P.C.

     All directors hold office until the expiration of their respective terms as described above and until their respective successors are duly elected and qualified. Executive officers of the Company are appointed by and serve at the discretion of the Board of Directors.

COMMITTEES AND MEETINGS OF THE BOARD

     During the fiscal year ended September 30, 1997 ("fiscal 1997"), the Board met twelve times and acted once by unanimous written consent. No incumbent director attended fewer than 75% of the total number of meetings held by the Board and Committees of the Board on which he served.

     The Board of Directors has an Audit Committee and a Compensation Committee, but does not have a nominating committee or other committee performing similar function. The Audit Committee (currently composed of Messrs. Jones and Nelson) reviews the internal accounting procedures of the Company and consults with and reviews the services provided by the Company's independent auditors. The Audit Committee met ten times during fiscal 1997. The Compensation Committee (currently composed of Messrs. Nelson and Jones) has general responsibility for the Company's executive compensation policies and practices, including making specific recommendations to the Board concerning compensation for the Company's executive officers and administering the Company's 1994 Incentive and Nonqualified Stock Option Plan (the "1994 Stock Option Plan") and 1994 Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Compensation Committee met once and acted six times by unanimous written consent during fiscal 1997.

                REMUNERATION OF EXECUTIVE OFFICERS AND DIRECTORS

DIRECTORS' COMPENSATION

     Members of the Board of Directors who are not employees of the Company or one of the Company's subsidiaries ("Outside Directors") receive fees of $2,500 per quarter plus $500 for each meeting of the Board of Directors or Committee of the Board which they attend, and are reimbursed for out-of-pocket expenses incurred in the performance of their duties as directors of the Company. Directors who are employees of the Company are not paid any separate fees for serving as directors.

     Pursuant to the Company's 1994 Stock Option Plan (the "Option Plan"), each Outside Director, upon first joining the Board, is automatically granted an option to purchase 12,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock (determined in accordance with the terms of the Option Plan) on the date of grant, vesting in three equal annual installments beginning on the first anniversary of the date of grant. In addition, each Outside Director who continues to serve as a director following any annual meeting of stockholders of the Company or special meeting in lieu thereof is automatically granted, immediately following such meeting of stockholders, an option to purchase 4,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock (determined in accordance with the terms of the Option Plan) on the date of grant, vesting in full on the last day of December in the year in which the option is granted.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth certain information concerning the compensation earned by the Company's Chief Executive Officer and the four other most highly paid executive officers of the Company (collectively, the "named executive officers") for services rendered in all capacities to the Company during fiscal 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                          ANNUAL COMPENSATION                       COMPENSATION
                                     -----------------------------                  -------------
                                                                                       AWARDS
                                                                                    -------------
                                                                                     SECURITIES
                                     FISCAL                          OTHER ANNUAL    UNDERLYING      ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR    SALARY($)   BONUS($)   COMPENSATION   OPTIONS(#)(1)   COMPENSATION
    ---------------------------      ------   ---------   --------   ------------   -------------   ------------
David M. Sample....................   1997    $167,146    $ 96,250(3)   $101,778(4)    350,000(5)      $   --
  Chairman of the Board, Chief        1996          --          --           --             --             --
  Executive Officer and President     1995          --          --           --             --             --

Paul D. Birch......................   1997     166,500      13,655(6)         --        20,000          2,250
  Executive Vice President, Chief     1996     146,500     140,802(6)         --        40,000(7)       2,250
  Financial Officer and Treasurer     1995     129,000     184,566(6)         --        30,000          2,310

Norman E. Drapeau, Jr..............   1997     152,500      95,885(8)         --        24,999          2,250
  Executive Vice President and        1996     120,833     184,517(8)         --        50,000(7)       2,250
  Chief Operating Officer             1995      93,000     153,627(8)         --        13,500          2,310

William J. Sawyer..................   1997     147,500       8,086(6)         --            --          2,250
  Executive Vice President,           1996     136,250      72,073(6)         --        20,000          2,250
  Operations(9)                       1995     123,750      90,909(6)         --        13,500          1,670

John W. Young......................   1997     135,000       7,686(6)         --         9,999          2,250
  Executive Vice President            1996     115,000      40,000(10)         --       20,000(7)       2,250
  -- Research and Development         1995      97,500      11,851(10)         --        9,000          1,678

---------------

 (1) Represents shares of Common Stock issuable upon exercise of stock options granted under the Company's 1994 Stock Option Plan.

 (2) The amounts reported represent contributions made by the Company pursuant to the Company's 401(k) Plan and Trust for fiscal 1997 and for the fiscal years ended September 30, 1996 and 1995 ("fiscal 1996 and "fiscal 1995," respectively).

 (3) Bonus paid pursuant to Mr. Sample's offer letter from the Company dated January 30, 1997. See "Employment Contracts."

 (4) Includes $75,000 representing partial forgiveness by the Company of an interest-free loan to Mr. Sample. Also includes $22,778 representing reimbursement of moving costs. See "Employment Contracts".

 (5) Includes a grant of a nonqualified option to purchase 200,000 shares of Common Stock which was cancelled at Mr. Sample's election on July 31, 1997. See "Employment Contracts".

 (6) Represents bonuses paid under the Company's 1997 Executive Bonus Plan (the "1997 Bonus Plan"), 1996 Executive Bonus Plan and 1995 Executive Bonus Plan, respectively. The participants in the 1997 Bonus Plan were Messrs. Sample, Birch, Sawyer and Young. Under the 1997 Bonus Plan, the participants received bonuses if the Company's income before income taxes and extraordinary items ("Plan Income") exceeded targets for any of the quarters of fiscal 1997 and its Plan Income for the fiscal year exceeded $25,250,000. Of the foregoing bonuses, a portion of the amount earned was paid on a current basis upon completion of the quarter and a portion was paid to the executives following the end of the fiscal year when it was determined that the cumulative Plan Income target for fiscal 1997 was met.

 (7) Represents options cancelled at the option-holder's election on July 31, 1997. See "Compensation Committee Report on Executive Compensation -- Report on Repricing of Options".

 (8) Represents bonus paid under Mr. Drapeau's individual incentive compensation plan designed to reward him for achievement of quarterly and annual revenue and contribution targets for his geographical territory.

 (9) Mr. Sawyer resigned from his employment by the Company in November 1997.

(10) Represents bonuses paid under the Company's 1996 Employee Bonus Plan and 1995 Employee Bonus Plan, respectively.

     Option Grants in Last Fiscal Year. The following table sets forth certain information regarding stock options granted during fiscal 1997 by the Company to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                                                                              ANNUAL RATE OF
                                NUMBER OF                                                       STOCK PRICE
                               SECURITIES     PERCENT OF TOTAL                               APPRECIATION FOR
                               UNDERLYING      OPTIONS GRANTED    EXERCISE                    OPTION TERM(4)
                                 OPTIONS       TO EMPLOYEES IN      PRICE     EXPIRATION   ---------------------
            NAME              GRANTED(#)(1)   FISCAL YEAR(%)(2)   ($/SH)(3)      DATE        5%($)      10%($)
            ----              -------------   -----------------   ---------   ----------     -----      ------
David M. Sample.............     100,000(5)         18.2%         $ 21.125       2/4/07    1,328,500   3,366,500
                                  50,000(6)          9.1           23.6875      9/23/07      744,625   1,887,625
                                 200,000(7)         36.5             30.00    cancelled           --          --
Paul D. Birch...............      20,000(5)          3.7            21.125      8/14/06      265,700     673,300
Norman E. Drapeau, Jr. .....      24,999(5)          4.6            21.125      8/14/06      332,112
William J. Sawyer(8)........          --              --                --           --           --          --
John W. Young...............       9,999(5)          1.8            21.125      8/14/06      132,837     336,616

---------------

(1) Represents shares of Common Stock issuable upon exercise of incentive stock options granted under the Company's 1994 Stock Option Plan.

(2) The Company granted to employees options for the purchase of an aggregate of 548,098 shares of Common Stock in fiscal 1997 pursuant to the 1994 Stock Option Plan. This includes options cancelled in exchange for the grant of new options as set forth in note 5 to this table.

(3) All options were granted at exercise prices not less than the fair market value of the Common Stock on the date of grant.

(4) Potential realizable value means the value of the shares of Common Stock underlying the option, at the specified assumed annual rates of stock price appreciation, compounded over the option term (10 years). Actual gains, if any, realized on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the values reflected in this table will be realized.

(5) Represents options to acquire shares of Common Stock granted as of July 31, 1997 conditioned upon the exchange for cancellation of options granted on or after August 1, 1996 to acquire a number of shares equal to at least twice the number set forth in this column. All such options retain the expiration date of the cancelled options, and are exercisable as to 25% of the shares covered as of the date nine years prior to the expiration date and become exercisable as to a further 25% annually thereafter.

(6) All such options expire ten years after the date of grant, and first become exercisable as to 25% of the shares covered on the first anniversary of the date of grant and as to a further 25% annually thereafter.

(7) Represents an option granted to Mr. Sample on February 5, 1997 and cancelled at Mr. Sample's election. See "Employment Contracts".

(8) Mr. Sawyer resigned from his employment by the Company in November 1997.

     Option Exercises and Fiscal Year-End Values. The following table sets forth certain information concerning stock options exercised during fiscal 1997 and stock options held as of September 30, 1997 by each of the named executive officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF UNEXERCISED               VALUE OF UNEXERCISED
                                SHARES                            OPTIONS AT                     IN-THE-MONEY OPTIONS
                               ACQUIRED      VALUE              FISCAL YEAR-END                AT FISCAL YEAR END($)(2)
                                  ON        REALIZED   ---------------------------------   ---------------------------------
            NAME              EXERCISE(#)    ($)(1)    EXERCISABLE(#)   UNEXERCISABLE(#)   EXERCISABLE($)   UNEXERCISABLE($)
            ----              -----------   --------   --------------   ----------------   --------------   ----------------
David M. Sample.............        --           --            --           150,000                 --          $175,000
Paul D. Birch...............        --           --        32,500            45,000           $358,535          $357,405
Norman E. Drapeau, Jr.......        --           --        18,624            31,125           $140,639          $162,516
William J. Sawyer...........        --           --        17,375            27,375           $129,703          $129,703
John W. Young...............     3,000      $38,875         7,000            14,999           $ 26,313          $ 86,686

---------------

(1) Value is based on the last sale price of the Common Stock on the exercise date, as reported by the Nasdaq National Market, or the price at which shares acquired upon exercise of the option were actually sold (in the event of a concurrent exercise and sale), less the applicable option exercise price.

(2) Value is based on the last sale price of the Common Stock on September 30, 1997, as reported by the Nasdaq National Market ($22.875 per share), less the applicable option exercise price. These values have not been and may never be realized. Actual gains, if any, on exercise will depend on the value of the Common Stock on the date of the sale of the shares.

(3) Mr. Sawyer resigned from his employment by the Company in November 1997.

     Stock Option Repricings. The following table sets forth all stock option repricings during fiscal 1997 and during the Company's last ten (10) fiscal years relating to the persons listed in the Summary Compensation Table.

                           TEN YEAR OPTION REPRICINGS

                                           NUMBER OF    NUMBER OF                                           LENGTH OF
                                           SECURITIES   SECURITIES                                          ORIGINAL
                                           UNDERLYING   UNDERLYING   EXERCISE       MARKET                 OPTION TERM
                                            OPTIONS      OPTIONS     PRICE AT       PRICE         NEW       REMAINING
                                            PRIOR TO      AFTER       TIME OF      AT TIME      EXERCISE   AT DATE OF
             NAME                 DATE     REPRICING    REPRICING    REPRICING   OF REPRICING    PRICE      REPRICING
             ----                 ----     ----------   ----------   ---------   ------------   --------   -----------
                                                                       ($)           ($)          ($)
David M. Sample................  7/31/97    200,000      100,000       42.50        21.125       21.125      2/5/07

Paul D. Birch..................  7/31/97      6,450        3,225       31.00        21.125       21.125      8/14/06
                                 7/31/97     33,550       16,775       31.00        21.125       21.125

Norman E. Drapeau, Jr. ........  7/31/97      7,923        3,961       31.00        21.125       21.125      8/14/06
                                 7/31/97     42,077       21,038       31.00        21.125       21.125      8/14/06

William J. Sawyer..............    --            --           --          --            --           --        --

John W. Young..................  7/31/97      9,723        4,861       31.00        21.125       21.125      8/14/06
                                 7/31/97     10,277        5,138       31.00        21.125       21.125      8/14/06

CERTAIN TRANSACTIONS

     Real Estate Interest. Mr. Daniels is a 1.69% limited partner in the Charles Square Limited Partnership, a real estate partnership which operates the hotel, retail and office complex in Cambridge, Massachusetts in which the Company occupied its corporate headquarters pursuant to a 13-year lease which expired on December 31, 1997. The Company incurred base rent, real estate taxes, operating expenses and parking of approximately $2,000,000 to the partnership in fiscal 1997. In December 1997, the Company relocated its corporate headquarters to 100 Crosby Drive, Bedford, Massachusetts.

     Employment Contracts. In connection with the employment of Mr. Sample as President and Chief Executive Officer of the Company, the Company entered into an offer letter with Mr. Sample dated January 30, 1997 (the "Offer Letter"). The Offer Letter provides, among other things, that Mr. Sample will be paid a base salary of $22,917 per month, subject to annual review after September 30, 1997, and will generally be entitled to receive up to one hundred percent (100%) of his base salary as a bonus under the Company's Executive Bonus Plan depending upon the Company's performance. For fiscal 1997 any such bonus was to be pro-rated, but was guaranteed to be at least sixty percent (60%) of the maximum payable after such pro-ration. Mr. Sample's actual bonus for fiscal 1997 was $96,250. Pursuant to the terms of the Offer Letter, the Company granted to Mr. Sample a non-qualified stock option to acquire 200,000 shares of Common Stock, which would have vested in four equal annual installments. However, that option was cancelled at Mr. Sample's election, and a new option to acquire 100,000 shares was granted to Mr. Sample in its place, pursuant to an offer extended to all employees of the Company who received option grants between August 1, 1996 and May 7, 1997. The replacement option also vests in four equal annual installments. The Offer Letter also provides that the Company will pay one year's severance pay in the event of the termination of Mr. Sample's employment under certain circumstances and that the Company will reimburse certain moving costs and extend to Mr. Sample an interest-free loan of up to $300,000 for use solely to acquire a new residence, which loan will be forgiven with respect to one eighth of the amount thereof at the close of business on the last business day of each calendar quarter if Mr. Sample is still employed by the Company. The Company forgave $75,000 of such loan during fiscal 1997.

     On February 11, 1997, the Company entered into a consulting contract with Mr. Daniels (the "Consulting Contract"). The Consulting Contract provided, among other things, that Mr. Daniels would be retained as a consultant to the Company at an annual rate of compensation of $50,000, the amount of such compensation and the continuation of his engagement as a consultant to be subject to change at the discretion of the Chief Executive Officer. The Consulting Contract also provided for the continuation of certain employment benefits during the period of his retention as a consultant for the Company. Finally, Mr. Daniels was allowed to retain his executive assistant at the Company's expense for not more than six months, and to continue to occupy his office at the Company's headquarters in Cambridge subject to the Chief Executive Officer's review. The Consulting Contract terminated in August 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     William G. Nelson and Michael D. Marvin served on the Compensation Committee during fiscal 1997. Neither Mr. Nelson nor Mr. Marvin, nor any executive officer of the Company, has any relationship requiring disclosure by the Company pursuant to item 402(j) of Regulation S-K promulgated by the SEC. Mr. Marvin resigned as a director of the Company on January 8, 1998.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee established by the Board of Directors is composed of two non-employee directors of the Company, currently William G. Nelson and Charles S. Jones. Mr. Jones was appointed to fill the vacancy on the Compensation Committee created by the resignation of Michael D. Marvin as a director in January 1998. The Compensation Committee has general responsibility for the Company's executive compensation policies and practices, including making specific recommendations to the Board concerning compensation for the Company's executive officers. The following report is made by Messrs. Nelson and Marvin as the members of the Compensation Committee during fiscal 1997, and summarizes the Company's executive officer compensation policies for fiscal 1997.

     Compensation Objectives

     The Company's executive compensation programs are generally designed to relate a substantial part of executive compensation to improvements in the Company's financial performance and corresponding increases in stockholder value. Decisions concerning executive compensation are guided by the following underlying principles:

     - to establish incentives that will link executive officer compensation to the Company's financial performance and will motivate executives to attain the Company's quarterly and annual financial targets; and

     - to provide a total compensation package which is competitive within the software industry and will assist the Company in attracting and retaining executives who will contribute to the long term financial success of the Company.

     In connection with establishing base salaries for executive officers and the Company's other cash compensation programs the Compensation Committee reviewed a professionally-prepared analysis which included surveys of comparable software companies.

     The SEC requires that this Report comment upon the Compensation Committee's policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the Company's tax deduction with regard to compensation in excess of $1 million paid to the chief executive officer and the four most highly compensated officers (other than the chief executive officer) at the end of any fiscal year unless the compensation qualifies as "performance-based compensation." The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by the Company while simultaneously providing executive officers of the Company with appropriate rewards for their performance.

     Executive Compensation Programs

     The Company's compensation package consists of three principal components:
(1) salary; (2) bonuses tied to quarterly and annual earnings performance; and
(3) where appropriate to provide longer-term incentive to executive officers, stock options. The Company's executive officers are also eligible to participate in other employee benefit plans, including health and life insurance plans, a 401(k) retirement plan and a stock purchase plan, on substantially the same terms as other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under these Company plans.

     The Company's executive officer compensation policy emphasizes bonuses and stock options which align the interests of management with the stockholders' interest in the financial performance of the Company for fiscal quarters, the fiscal year and the longer term. Consistent with this approach, in fiscal 1997, a substantial part of cash compensation for all executives was tied to the Company's performance. In setting salaries, primary consideration was given to the executive officers' salaries for the previous fiscal year, with adjustments for certain officers in light of industry conditions, individual contributions and the improved financial performance of the Company.

     In fiscal 1997, the Company maintained an Executive Bonus Plan (the "1997 Bonus Plan") intended by the Compensation Committee to align the interests of its participants with those of the stockholders and provide additional incentive to executives to enhance Company performance. The participants in the 1997 Bonus Plan were Messrs. Sample, Birch, Sawyer and Young. Under the 1997 Bonus Plan, participants received bonuses if the Company's income before income taxes and extraordinary items ("Plan Income") exceeded targets for any of the quarters of fiscal 1997 and its Plan Income for the fiscal year exceeded $25,250,000. The quarterly targets were established based on the growth objectives of the Company's operating plan for the year and were set for the three month periods ending December 31, 1996, March 31, 1997, June 30, 1997 and September 30, 1997 at $5,400,000, $5,900,000, $6,550,000 and $7,400,000, respectively. The target bonus ranged from 100% of base salary in the case of Mr. Sample to 50% of salary in the case of Messrs. Sawyer and Young. In addition, Plan participants were entitled to incremental bonuses of up to an aggregate of 6% of the excess in any quarter of the Company's Plan Income over such quarterly targets and 9% of the excess of the Company's Plan Income over such annual target. For fiscal 1997, Plan participants earned target bonuses only for the first quarter of fiscal 1997. No incremental bonuses were paid. Mr. Drapeau, as a sales executive, was rewarded with a cash bonus for achievement of revenue and contribution targets for his geographical territories under his personal plan and did not participate in the 1997 Bonus Plan.

     In fiscal 1997, stock options were an important component of the Company's approach to compensation for its executive officers. Options under the Company's 1994 Stock Option Plan were granted to Mr. Sample in September 1997 in order to provide him additional long term incentives to act on behalf of the Company. In addition, the named executive officers, along with certain other employees of the Company, were offered the opportunity to participate in the cancellation and replacement of certain options. See "Option Grants in Last Fiscal Year" and "Report on Repricing of Options." In determining the size of stock option grants to executive officers, the Compensation Committee emphasized the seniority, responsibilities and performance of the executive. The Compensation Committee believes that stock options with future vesting dates provide a significant incentive to executive officers to continue their employment with the Company and create long term value for its stockholders.

     Chief Executive Officer Compensation

     Consistent with the overall executive officer compensation policy, the Company's approach to the Chief Executive Officer's compensation package in fiscal 1997 was to be competitive with other high growth companies in the software industry and to tie a large percentage of the Chief Executive Officer's total compensation package to Company performance. The Compensation Committee believes that this approach provides additional incentive to the Chief Executive Officer to achieve the Company's performance goals and enhance stockholder value.

     Mr. Sample has served as Chief Executive Officer of the Company since February 24, 1997. His salary for fiscal 1997 was designed to give him assurance of a base level of compensation, commensurate with his position and duration of employment with the Company and competitive with salaries for officers holding comparable positions in the software industry. His bonus under the 1997 Bonus Plan was guaranteed under the terms of the Offer Letter to be at least sixty percent (60%) of his pro-rated target bonus. See "Certain Transactions -- Employment Contracts."

     Report on Repricing of Options

     Consistent with the compensation objectives noted above, during fiscal 1997 the Company granted stock options to certain of its employees, including the named executive officers, at a price per share equal to the fair market value of the Common Stock on the date of grant. In April 1997, the market price of the Common Stock experienced a precipitous decline of more than 50%. In the judgment of the Compensation Committee, as a result of this decline, the options granted to the Company's employees since August 1, 1996 were no longer serving the incentive purposes for which they had been intended. To restore appropriate incentives to these employees, including the named executive officers, the Committee voted in May 1997 to offer to each employee of the Company who, on or after August 1, 1996, was granted options to purchase shares of Common Stock at a price equal to or greater than $31.00 per share, the opportunity to cancel and replace such options. With respect to each such cancelled option, each such employee would receive a new option to purchase one half of the number of shares covered by such cancelled option at a price per share equal to the fair market value of the Common Stock on the date of cancellation. Each of the named executive officers, with the exception of Mr. Sawyer, elected to participate in the repricing. Except as described above, each reissued option retained the terms (including vesting schedule, expiration date and characterization as either incentive or non-qualified stock option) of the option it replaced.

                                            The Compensation Committee

                                            William G. Nelson
                                            Michael D. Marvin

PERFORMANCE GRAPH

     The following Performance Graph compares the performance of the Company's cumulative stockholder return with that of a broad market index, the Nasdaq Stock Market Index for U.S. Companies and a published industry index, the Nasdaq Computer & Data Processing Index. The cumulative stockholder returns for shares of the Company's Common Stock and for the market and industry indexes are calculated assuming $100 was invested on April 21, 1994, the date on which the Company's Common Stock commenced trading on the Nasdaq National Market. The Company paid no cash dividends during the periods shown. The performance of the market and industry indexes is shown on a total return (dividends reinvested) basis.

                                    [GRAPH]
               COMPARISION OF 41 MONTHS CUMULATIVE TOTAL RETURN*
AMONG PROJECT SOFTWARE & DEVELOPMENT, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

                                                        04/21/94    9/94    9/95    9/96    9/97
PROJECT SOFTWARE & DEVELOPMENT, INC.                      100       154     446     724     392
NASDAQ STOCK MARKET (U.S.)                                100       106     147     174     239
NASDAQ COMPUTER & DATA PROCESSING                         100       113     180     224     303

* $100 INVESTED ON 4/21/94 IN STOCK OR INDEX INCLUDING REINVESTMENT OF DIVIDENDS, FISCAL YEAR ENDING SEPTEMBER 30.

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of April 15, 1998 by (i) each person known by the Company to own beneficially more than five percent of the Common Stock as of such date, (ii) each director of the Company, (iii) each named executive officer, (iv) each expected nominee as a director of the Company and (v) all executive officers and directors of the Company as a group:

                                                                SHARES BENEFICIALLY
                                                                      OWNED(1)
                                                                -------------------
                            NAME                                NUMBER        PERCENT
                            ----                                ------        -------
Robert L. Daniels(2)(3).....................................   3,155,760       31.8%
  20 University Road
  Cambridge, MA 02138

Susan H. Daniels(2)(3)......................................   1,050,754       10.6%

First Union Corporation(4)..................................     647,281        6.5%
  One First Union Center
  Charlotte, NC 28288

Kopp Investment Advisors, Inc.(5)...........................   1,052,879       10.6%
  6600 France Avenue
  South Edina, MN 55435

Paul D. Birch(6)............................................      56,733          *
Norman E. Drapeau, Jr.(7)...................................      27,624          *
Charles S. Jones (8)........................................      20,600          *
William G. Nelson(9)........................................      41,000          *
David M. Sample(10).........................................      25,000          *
William J. Sawyer(11).......................................       1,564          *
Alan L. Stanzler(12)........................................     143,000        1.4%
John W. Young(13)...........................................      12,250          *
All directors and executive officers as a group
  (9 persons) (2)(3)(6)(7)(8)(9)(10)(11)(13)(14)............   3,341,143       33.0%

---------------

   * Less than one percent.

 (1) The persons named in this table have sole voting and investment power with respect to the shares listed, except as otherwise indicated. The inclusion herein of shares listed as beneficially owned does not constitute an admission of beneficial ownership. On April 15, 1998 there were issued and outstanding 9,935,484 shares of Common Stock.

 (2) Includes shares held by Robert L. Daniels as Trustee of the 1996 Daniels Voting Trust (the "Voting Trust"). Of the 2,038,758 shares subject to the Voting Trust, 1,022,629 are owned beneficially by Mr. Daniels and 1,016,129 are owned beneficially by Susan H. Daniels. Mr. Daniels, as Trustee, has sole voting power with respect to the shares subject to the Voting Trust. Mr. Daniels also owns 1,117,002 shares free of the Voting Trust, and Mrs. Daniels also owns 34,625 shares free of the Voting Trust. Each of Mr. Daniels and Mrs. Daniels disclaims beneficial ownership of the shares beneficially owned by the other. Mr. and Mrs. Daniels are divorced.

 (3) Excludes 120,000 shares held in three trusts for the benefit of Mr. Daniels' three children. Each of Robert L. Daniels and Susan H. Daniels disclaims beneficial ownership of these shares.

 (4) This information is as of February 11, 1998, and is based solely on a report on Schedule 13G filed by First Union Corporation with the SEC, pursuant to Section 13(g) of the Exchange Act.

 (5) This information is as of February 6, 1998, and is based upon a report on
     Schedule 13G filed by Kopp Investment Advisors, Inc. with the SEC, pursuant to Section 13(g) of the Exchange Act.

 (6) Includes 55,000 shares issuable pursuant to outstanding stock options exercisable within 60 days of the date of this table.

 (7) Represents shares issuable pursuant to outstanding stock options exercisable within 60 days of the date of this table.

 (8) Includes 20,000 shares issuable pursuant to outstanding stock options exercisable within 60 days of the date of this table.

 (9) Includes 26,000 shares issuable pursuant to outstanding stock options exercisable within 60 days of the date of this table.

(10) Includes 25,000 shares issuable pursuant to outstanding stock options exercisable within 60 days of the date of this table.

(11) In November 1997 Mr. Sawyer resigned from his employment by the Company.

(12) Includes 120,000 shares held in three trusts for the benefit of Mr. Daniels' three children. Mr. Stanzler has sole voting power with respect to the shares held by these trusts. Also includes 9,000 shares issuable pursuant to outstanding stock options exercisable within 60 days of the date of this table. Also includes 14,000 shares underlying Stock Appreciation Rights granted to Mr. Stanzler by Mr. Daniels, exercisable for five years from December 8, 1997.

(13) Represents shares issuable pursuant to outstanding stock options exercisable within 60 days of the date of this table.

(14) Includes 1,564 shares owned by Mr. Sawyer. See note 11.

                                  PROPOSAL TWO

                   RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

     Although Massachusetts law does not require that the selection by the Board of Directors of the Company's accountants be approved each year by the stockholders, the Board believes it is appropriate to submit its selection to the stockholders for their approval and to abide by the result of the stockholders' vote. The Board of Directors recommends that the stockholders ratify the appointment of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as independent accountants to audit the financial statements of the Company for the fiscal year ending September 30, 1998.

     Representatives of Coopers & Lybrand will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF COOPERS & LYBRAND AS INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1998.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     Based solely upon review of Forms 3 and 4 and amendments thereto furnished to the Company during fiscal 1997 and Forms 5 and amendments thereto furnished to the Company with respect to fiscal 1997, or written representations that Form 5 was not required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% stockholders were fulfilled in a timely manner, with the exception of one late Form 3 and one late Form 4 (concerning one option exercise and sale of the underlying stock) by Mr. Young; one late Form 5 (concerning a single non-discretionary formula grant of options to acquire Common Stock) by each of Messrs. Jones, Nelson and Marvin; one late Form 4 by Mr. Daniels in his individual capacity (relating to three transactions involving the sale of shares); one late Form 3 and one late Form 5 by Mr. Daniels in his capacity as trustee of the 1996 Daniels Voting Trust (relating to the initial contribution of shares to the 1996 Daniels Voting Trust); and one late Form 3 and two late Forms 4 (relating to five transactions involving the sale of shares) by Mrs. Daniels. After investigating these matters, the Company has concluded that any omissions were inadvertent, and that none of the transactions gave rise to liability under Section 16(b) of the Exchange Act for recapture of short-swing profits.

                                  SOLICITATION

     No compensation will be paid by any person in connection with the solicitation of proxies. Brokers, banks and other nominees will be reimbursed for their out-of-pocket expenses and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Common Stock. In addition to the solicitation by mail, special solicitation of proxies may, in certain instances, be made personally or by telephone by directors, officers and certain employees of the Company. It is expected that the expense of such special solicitation will be nominal. All expenses incurred in connection with this solicitation will be borne by the Company.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in the proxy materials related to the 1999 Annual Meeting of Stockholders or Special Meeting in lieu thereof must be received by the Company at its Executive Offices no later than January 4, 1998 or, if the date of such meeting is more than 30 calendar days before or after March 31, 1999, a reasonable time before the solicitation of proxies by the Company with respect to such meeting is made.

     In addition, the Company's By-Laws provide that a stockholder must give written notice to the Company of any business to be conducted at any meeting of stockholders in accordance with the procedural requirements fully set forth in
Article III of the Company's By-Laws. In the case of a regularly scheduled annual meeting, such notice must be given not less than sixty days prior to the scheduled annual meeting describing any proposal to be brought before such meeting, even if such item is not to be included in the Company's proxy statement relating to such meeting. To bring an item of business before the 1999 Annual Meeting, a stockholder must deliver the requisite notice of such item to the Company no later than December 11, 1998.

                                 MISCELLANEOUS

     The Board does not intend to present to the Annual Meeting any business other than the proposals listed herein, and the Board was not aware, a reasonable time before mailing this Proxy Statement to stockholders, of any other business which properly may be presented for action at the Annual Meeting. If any other business should come before the Annual Meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment.

                             AVAILABLE INFORMATION

     Stockholders of record on April 29, 1998 will receive a Proxy Statement and the Company's Annual Report to Stockholders, which contains detailed financial information concerning the Company. The Annual Report is not incorporated herein and is not deemed a part hereof. The Company will mail, without charge, a copy of the Company's Annual Report on Form 10-K (excluding exhibits) to any stockholder solicited hereby who requests it in writing. Please submit any such written request to Mr. Paul D. Birch, Project Software & Development, Inc., 100 Crosby Drive, Bedford, Massachusetts 01730.

                                                                      1286-PS-98

                                  DETACH HERE


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PROJECT SOFTWARE & DEVELOPMENT, INC. THE BOARD OF DIRECTORS MAKES NO
   RECOMMENDATION REGARDING PROPOSAL 1 (ELECTION OF A CLASS II DIRECTOR). THE
              BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2
                          (RATIFICATION OF AUDITORS).




P                      PROJECT SOFTWARE & DEVELOPMENT, INC.                    P
R                           Proxy for Special Meeting                          R
O                   in Lieu of Annual Meeting of Stockholders                  O
X                           to be held on May 28, 1998                         X
Y                                                                              Y



     The undersigned stockholder of Project Software & Development, Inc. (the "Company"), revoking all prior proxies, hereby appoints David M. Sample and Paul
D. Birch, and each or either of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the offices of the Company, 100 Crosby Drive, Bedford, Massachusetts, on Thursday, May 28, 1998, beginning at 10:00 A.M., local time, and at any adjournments thereof, upon matters set forth in the Notice of Special Meeting in Lieu of Annual Meeting dated May 4, 1998 and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournments thereof. Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.


                                                                -------------
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE    SEE REVERSE
                                                                     SIDE
                                                                -------------

                                                               DETACH HERE


     PLEASE MARK
[X]  VOTES AS IN
     THIS EXAMPLE.


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO PROPOSAL 1 BELOW (ELECTION
OF A CLASS II DIRECTOR), THE SHARES REPRESENTED BY THIS PROXY WILL BE WITHHELD FROM ALAN L. STANZLER IF MR. STANZLER IS NOT
NOMINATED OR IS UNABLE OR DECLINES TO SERVE AS A DIRECTOR AT THE TIME OF THE SPECIAL MEETING IN LIEU OF ANNUAL MEETING, THE
SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR SUCH OTHER NOMINEE AS IS THEN DESIGNATED BY THE BOARD OF DIRECTORS. IF NO
DIRECTION IS GIVEN WITH RESPECT TO PROPOSAL 2 BELOW (RATIFICATION OF AUDITORS), THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED
FOR THE PROPOSAL.

                                                                                                           FOR    AGAINST  ABSTAIN
1. To elect Alan L. Stanzler as a Class II Director of the      2. To approve the proposal to ratify the
   Company for a term of three years.                              selection of Coopers & Lybrand LLP as   [  ]     [  ]    [  ]
                                                                   the Company's independent accountants.
                  FOR      WITHHELD
                  [  ]       [  ]







                                                                MARK HERE IF YOU PLAN TO ATTEND THE MEETING         [  ]


                                                                MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT       [  ]


                                                                Please promptly date and sign this proxy and mail it in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States.

                                                                Please sign exactly as name(s) appear on stock certificate. If stockholder is a corporation, please sign full corporate name by president or other authorized officer and, if a partnership, please sign full partnership name by an authorized partner or other person.



Signature: _______________________________ Date: ___________  Signature: __________________________________ Date: __________________
